Exhibit 5

PROMISSORY NOTE

$2,500,000 (Two Million Five Hundred Thousand Dollars)	May 15, 2003

FOR VALUE RECEIVED, the undersigned, PHARMACEUTICAL FORMULATIONS INC., 460 Plainfield Avenue, Edison, New Jersey 08818, a Delaware corporation (the "Maker") HEREBY PROMISES TO PAY to the order of FRANK X. BUHLER, 6109 Westover Drive, Fort Worth, Texas 76107 (the "Payee") the principal sum of Two Million Five Hundred Thousand dollars ($2,500,000) on the following dates in the following amounts:

DATE

July 31, 2003
October 31, 2003
January 31, 2004
April 30, 2004
July 31, 2004
October 31, 2004
January 31, 2005
April 30, 2005
July 31, 2005
October 31, 2005
January 31, 2006
April 30, 2006
July 31, 2006
October 31, 2006
January 31, 2007
April 30, 2007	AMOUNT TO BE REPAID

$125,000 plus interest
$125,000 plus interest
$125,000 plus interest
$125,000 plus interest
$125,000 plus interest
$125,000 plus interest
$125,000 plus interest
$125,000 plus interest
$125,000 plus interest
$125,000 plus interest
$125,000 plus interest
$125,000 plus interest
$125,000 plus interest
$125,000 plus interest
$125,000 plus interest
$625,000 plus interest

          The interest shall be payable at the rate of seven percent (7%) per annum, simple interest compounded annually, on any and all principal amounts remaining unpaid hereunder and outstanding from the date hereof until said principal amounts are paid in full, payable quarterly in arrears on the payment dates set forth above.

          Both principal and interest are payable in lawful money of the United States of America to the Payee at 6109 Westover Drive, Fort Worth, Texas 76107, not later than 12:00 noon (central standard time) on the day when due in same day funds, or at such other address as the holder hereof may direct. Whenever any payment shall be stated to be due on a Saturday, Sunday or a public or bank holiday or the equivalent for banks generally under the laws of the State of New Jersey (any other day being a "Business Day"), such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

          An installment payment will be deemed timely if it is properly addressed to Payee, sent by certified mail, return receipt requested to the Payee at the address set forth herein and postmarked by the United States Postal Service on or before the due date.

          On default in the payment in full of any installment of this Note, Payee shall have the right to deliver to Maker a notice of default and demand to accelerate (the "Notice"). If said default continues for more than ten (10) days after Maker's receipt of the Notice, the entire unpaid balance of this Note shall become due and payable. The Notice shall be sent to Maker by certified mail, return receipt requested to the following address:

Pharmaceutical Formulations, Inc. 460 Plainfield Avenue Edison, New Jersey 08818 Attention: President

          This Promissory Note shall be secured by a lien on Maker's intangible assets, inventory and receivables. The lien shall be a first priority lien with regard to Maker's intangible assets, and shall be second in priority to CIT Corporation with regard to Maker's inventory and receivables. It is agreed that Payee will not take action with regard to its lien without the prior approval of CIT Corporation.

          This Promissory Note shall be governed by the laws of the State of New Jersey and any legal action, suit or proceeding with respect to the obligations or liabilities hereunder shall be brought in the United States District Court for the District of New Jersey or in the Superior Court of New Jersey, as the complainant may elect.

PHARMACEUTICAL FORMULATIONS INC. Maker /s/ James Ingram Name: James Ingram Title: President